Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220491 and No. 333-248425) and on Form S-8 (No. 333-171996 and No. 333-248426) of The First Bancshares, Inc. of our report dated March 12, 2021 on the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ CROWE LLP

Atlanta, Georgia
March 12, 2021